UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
              TO RULES 13D-L(B), (C) AND (D) AND AMENDMENTS THERETO
                             FILED PURSUANT TO 13D-2
                               (AMENDMENT NO. __)*

                          BEI MEDICAL SYSTEMS CO., INC.
                                (Name of Issuer)

                          COMMON STOCK, $.001 PAR VALUE
                         (Title of Class of Securities)

                                    05538E109
                                 (CUSIP Number)

                                JANUARY 1, 20001
             (Date of Event Which Requires Filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

                             / /  Rule 13d-l(b)

                             /X/  Rule 13d-l(c)

                             / /  Rule 13d-l(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1 Hollybank Investment LP and Dorsey R. Gardner have  previously  filed a timely
Schedule 13D. (See, Accession No. 0000898432-99-000686). This Schedule 13G is being filed to bring Hollybank Investment LP, Dorsey R. Gardner and Timothy G. Caffrey under the current filing regime effective January 1, 2000.

                                  SCHEDULE 13G

-----------------------                                       ------------------

CUSIP NO. 05538E109                                           PAGE 2 OF 8 PAGES
-----------------------                                       ------------------


--------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
1       SS. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

        Hollybank Investment, LP
--------------------------------------------------------------------------------

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) / /
                                                                       (b) /X/
--------------------------------------------------------------------------------

3       SEC USE ONLY
--------------------------------------------------------------------------------

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
               5      SOLE VOTING POWER
  NUMBER OF
    SHARES            839,000
 BENEFICIALLY  -----------------------------------------------------------------
   OWNED BY    6      SHARED VOTING POWER
     EACH
  REPORTING           0
    PERSON     -----------------------------------------------------------------
     WITH      7      SOLE DISPOSITIVE POWER

                      839,000
               -----------------------------------------------------------------
               8      SHARED DISPOSITIVE POWER

                      0
               -----------------------------------------------------------------

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        839,000
--------------------------------------------------------------------------------

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                       / /
--------------------------------------------------------------------------------

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        10.9% (See Note 1)
--------------------------------------------------------------------------------

12      TYPE OF REPORTING PERSON

        PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 Note 1 - This Percentage is based on 7,685,707 shares of Common Stock outstanding as of December 10, 1999.

                                  SCHEDULE 13G

-----------------------                                       ------------------

CUSIP NO. 05538E109                                           PAGE 3 OF 8 PAGES
-----------------------                                       ------------------


--------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
1       SS. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

        Dorsey R. Gardner
--------------------------------------------------------------------------------

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) / /
                                                                       (b) /X/
--------------------------------------------------------------------------------

3       SEC USE ONLY
--------------------------------------------------------------------------------

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A
--------------------------------------------------------------------------------

               5      SOLE VOTING POWER
  NUMBER OF
    SHARES            161,200 **Please refer to Item 4, Page 6 for disclaimer
 BENEFICIALLY         of beneficial ownership
   OWNED BY    -----------------------------------------------------------------
     EACH      6      SHARED VOTING POWER
  REPORTING
    PERSON            0
     WITH      -----------------------------------------------------------------
               7      SOLE DISPOSITIVE POWER

                      161,200 **Please refer to Item 4, Page 6 for disclaimer of beneficial ownership
               -----------------------------------------------------------------

               8      SHARED DISPOSITIVE POWER

                      0
               -----------------------------------------------------------------

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        161,200 **Please refer to Item 4, Page 6 for disclaimer of beneficial ownership
--------------------------------------------------------------------------------

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                     /X/
--------------------------------------------------------------------------------

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        2.1% (See Note 1) **Please refer to Item 4, Page 6 for disclaimer of beneficial ownership
--------------------------------------------------------------------------------

12      TYPE OF REPORTING PERSON

        IN
--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Note 1 - This Percentage is based on 7,685,707 shares of Common Stock outstanding as of December 10, 1999.

                                  SCHEDULE 13G

-----------------------                                       ------------------

CUSIP NO. 05538E109                                           PAGE 4 OF 8 PAGES
-----------------------                                       ------------------


ITEM 1(a). NAME OF ISSUER:

      BEI Medical Systems, Inc., a Delaware corporation (the "Company").

ITEM I(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

      100 Hollister Road, Teterboro, New Jersey 07608.

ITEM 2(a). NAME OF PERSON FILING:

      The Persons filing this statement are Hollybank Investment, LP, a Delaware limited Partnership ("LP"), and Dorsey R. Gardner, a general partner of LP ("Gardner") and Timothy G. Caffrey, a general partner of LP ("Caffrey").

ITEM 2(b). ADDRESS OF PRINCIPAL OFFICES OR, IF NONE, RESIDENCE:

      The business address of Gardner and LP is P.O. Box 190240, Miami Beach, Florida 33119. The business address of Caffrey is One International Place, Suite 2401, Boston, Massachusetts 02110.

ITEM 2(c). CITIZENSHIP:

      Hollybank Investments, LP - Delaware
      Dorsey R. Gardner - U.S.A.
      Timothy G. Caffrey - U.S.A.

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

      The title of the class of equity securities to which this statement relates is the Common Stock, par value $0.001 per share (the "Shares"), of the Company.

ITEM 2(e). CUSIP NUMBER:

      05538E109

                                  SCHEDULE 13G

-----------------------                                       ------------------

CUSIP NO. 05538E109                                           PAGE 5 OF 8 PAGES
-----------------------                                       ------------------


ITEM 3. IF THE STATEMENT IS BEING FILED PURSUANT TO RULE 13D-L(B), OR 13D-2(B) OR (C), CHECK WHETHER THE FILING PERSON IS A:

(a) / / Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b) / / Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

(c) / / Insurance  company as defined in Section  3(a)(19) of the Act (15 U.S.C.
        78c);

(d) / / Investment company registered under Section 8 of the Investment Company Act of 1940 (15U.S.C. 80a-8);

(e) / / An investment adviser in accordance with l3d-l(b)(I)(ii)(E);

(f) / / An employee  benefit plan or endowment  fund in  accordance  with 13d- I
        (b)(I)(ii)(F);

(g) / / A  parent  holding   company  or  control  person  in  accordance   with
        13d-l(b)(1)(ii)(G);

(h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

(i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) / / Group, in accordance with l3d-l(b)(l)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box.  /X/

ITEM 4. OWNERSHIP:

      The information in Items 5-11 on the cover pages (pages 2 through 4) of this Schedule 13G is incorporated by reference.

      As of the date of this statement, LP is the beneficial owner of 839,000 Shares. Each Gardner and Caffrey, as a general partner of LP, may be deemed to beneficially own Shares beneficially owned by LP. Except to the extent of their interests as a limited partner in LP, Gardner and Caffrey expressly disclaim such beneficial ownership and the filing of this statement shall not be construed as an admission that Gardner or Caffrey is the beneficial owner of the Shares owned by LP and covered by this statement.

                                  SCHEDULE 13G

-----------------------                                       ------------------

CUSIP NO. 05538E109                                           PAGE 6 OF 8 PAGES
-----------------------                                       ------------------


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      If this statement is being filed to report the fact that as of the date hereof the reporting person had ceased to be the beneficial owner of more than five percent of the class of securities, check the following

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

      Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

      Not Applicable.

ITEM 10. CERTIFICATION.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SCHEDULE 13G

-----------------------                                       ------------------

CUSIP NO. 05538E109                                           PAGE 7 OF 8 PAGES
-----------------------                                       ------------------


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 11, 2000

                                    HOLLYBANK INVESTMENT, LP


                                    BY:/s/ Timothy G. Caffrey
                                           Timothy G. Caffrey
                                           General Partner


                                    DORSEY R. GARDNER


                                    BY: /s/ Timothy G. Caffrey
                                            Timothy G. Caffrey, Attorney-in-Fact

                                    /s/ Timothy G. Caffrey
                                    Timothy G. Caffrey

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

ATTENTION. INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                  SCHEDULE 13G

-----------------------                                       ------------------

CUSIP NO. 05538E109                                           PAGE 8 OF 8 PAGES
-----------------------                                       ------------------


                                  EXHIBIT INDEX


99.1  Joint Filing Agreement - Filed herewith.

99.2 Power of Attorney - Filed herewith.